Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January, 1, 2019 (the “Effective Date”), by and between Citizens, Inc., a Colorado corporation (the “Company”), and Geoffrey M. Kolander (the “Executive”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Executive has been employed by the Company as the Company’s Chief Executive Officer and President, and the Company desires to continue to employ Executive in such role on the terms and conditions set forth in this Agreement;

WHEREAS, Executive and the Company entered into an employment agreement dated January 16, 2017, as amended by an amendment dated October 15, 2018 (collectively, the “Original Agreement”);

WHEREAS, Executive desires to continue employment with the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to replace the Original Agreement with this Agreement as of the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.    DEFINITIONS

(a)    Annual Bonus means the annual bonus Executive shall be paid pursuant to Section 5(b) below.

(b)    Base Salary means Executive’s annual compensation as set forth in Section 5(a) below.

(c)    Board means the Board of Directors of the Company.

(d)    Cause means any intentional act of fraud, misappropriation of funds, embezzlement or material dishonesty committed by Executive in connection with Executive’s employment to the detriment of the Company as evidenced by the filing of a criminal complaint by law enforcement.

Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for Cause unless (A) the Company shall have given Executive (1) prior written notice setting forth the reasons for the Company’s intention to terminate Executive’s employment for Cause, and (2) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, to the extent reasonably susceptible to cure, and (B) the Company has delivered to Executive a copy of (1) a unanimous written consent executed by all members of the Board or (2) a resolution duly adopted by at least 75% of the members of the Board (excluding, if applicable, Executive for purposes of determining such 75%) at a meeting of the Board called and held for such purpose (after reasonable advance notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive engaged in conduct constituting Cause and, to the extent reasonably susceptible to cure, has not cured such failure.

(e)    Change in Control means (1) the dissolution or liquidation of the Company; (2) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter; (3) a sale of all or substantially all of the assets of the Company to another person or entity; (4) regulatory approval of the transfer of any shares the Company’s Class B Common Stock from the Harold E. Riley Trust to any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than regulatory approval of a transaction wherein the Company is the first to repurchase the Class B Common Stock directly from the Harold E. Riley Trust or the Harold E. Riley Foundation; (5) the exercise of a power of attorney granted by Harold E. Riley or control over the Company’s Class B Common Stock by the Harold E. Riley Trust or the Harold E. Riley Foundation; (6) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or (7) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. None of the foregoing events or conditions shall be deemed to constitute a Change in Control unless Executive actually resigns from employment and separates from service with the Company no later than eighteen (18) months following his receipt of written notice of the occurrence of such event.

(f)    Disability means as a result of Executive’s incapacity due to physical or mental illness or injury, Executive (i) is eligible to receive a benefit under the Company’s long-term disability plan applicable to Executive, or (ii) if no such long-term disability plan is applicable to Executive, Executive is unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code, and other applicable law.

(g)    Good Reason means:

(i)    A reduction in Executive’s Base Salary;

(ii)    A breach by the Company of a material term or provision of this Agreement and such breach is not cured within thirty (30) days from the date Executive provides written notice to Company;

(iii)    A material demotion or change in Executive’s title or responsibilities where such reduction is not cured within thirty (30) days from the date Executive provides written notification to Company; or

(iv)    Company relocates Executive’s office to a location more than thirty (30) miles from Company’s present office location.

None of the foregoing events or conditions shall be deemed to be Good Reason for Executive’s resignation unless Executive actually resigns from employment and separates from service with the Company no later than ninety (90) days following the end of the afore-mentioned cure period.

2.    SERVICES AND DUTIES

(a)     Executive shall, pursuant to the terms of this Agreement, continue to serve as the Company’s Chief Executive Officer and President. Executive shall report to the Board and shall have such duties and responsibilities as are consistent with Executive’s position and as may be assigned by the Board from time to time (including the performance of services for and serving the Board or boards of directors of any affiliate of the Company without any additional compensation). During his employment Executive shall be subject to, and shall act in accordance with all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b)    Executive shall devote his full working time, energy, and attention to the performance of his duties and responsibilities hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with or interfere with the rendition of Executive’s services under this Agreement; provided that nothing herein shall preclude Executive from managing his personal, financial, and legal affairs, or prevent Executive from engaging in other civic and charitable activities, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided under this Agreement.

3.    LOCATION

The principal location of Executive’s employment with the Company shall be at the Company’s offices in Austin, Texas.

4.    EMPLOYMENT TERM

Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue for three (3) years (the “Term”). At the expiration of the Term, this Agreement shall renew every year automatically unless written notice is given by either party ninety (90) days prior to the end of the Term or each subsequent year, as applicable.

5.    COMPENSATION & BENEFITS

(a)    Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive an annual Base Salary in the amount of $1,000,000.00 (One-Million Dollars) payable in accordance with the Company’s regular payroll schedule, subject to customary employee contributions to any health, welfare and/or retirement programs in which Executive is enrolled. The Board or the Compensation Committee of the Board shall, no less frequently than annually, review the Executive’s Base Salary and, in its sole discretion, may increase the Executive’s Base Salary. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. Upon any such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

(b)    Annual Bonus. As additional compensation, Executive shall be entitled to an Annual Bonus of 120% of the Executive’s then-current Base Salary.

(c)    Restricted Stock Units. In addition to the Base Salary and Annual Bonus, Executive shall be entitled to an immediate one-time grant of $1,000,000.00 (One-Million Dollars) in Restricted Stock Units upon execution of this Agreement to make up for the Executive’s accumulated compensation deficit (the “One Time Grant”). The One Time Grant shall vest immediately upon execution of this Agreement. Each year of this Agreement thereafter, Executive shall be entitled to receive $1,200,000.00 (One-Million Two Hundred Thousand Dollars) in Restricted Stock Units annually.

(d)    Retention Award. In addition to the Base Salary, Annual Bonus, and Restricted Stock Units, the Executive shall be eligible to receive a retention award (the “Retention Award”) of $300,000, which will be payable within fifteen (15) days of December 15, 2019, subject to the Executive’s continued employment with the Company on December 15, 2019, except as otherwise provided in Section 6.

(e)    Benefits. Executive shall be entitled to participate in the Company employee benefit plans and programs, subject to applicable eligibility and enrollment requirements, as made available to other executives of the Company. During the Term, the Company shall pay for and provide Executive access to a yearly thorough executive health screen at the Cooper Clinic in Dallas, Texas, or its equivalent of Executive’s choice located elsewhere.

(f)    Vacation and Sick Leave. Executive shall be entitled to forty (40) days of paid time out per year on the same basis as all other Company executives.

(g)    Withholding. All taxable compensation payable to Executive shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

(h)    Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses incurred by Executive while employed, in furtherance of Executive’s duties hereunder, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(g)    Tuition Reimbursement. The Company shall either pay directly or reimburse Executive for all costs and expenses of all kinds and character, including tuition, books and materials, travel, lodging, and meals, incurred by Executive in connection with Executive’s enrollment in the Northwestern/Kellogg School of Business executive MBA Program for the duration of that program, whether or not incurred during Executive’s employment with Company or thereafter (hereinafter “Kellogg Reimbursement”). This provision shall survive the termination of this Agreement.

6.    TERMINATION

(a)    Death. This Agreement shall be terminated upon the death of Executive. In the event of termination pursuant to this Section 6(a), in addition to payment of Base Salary, Annual Bonus, Kellogg Reimbursement, unpaid Retention Award, and any other compensation and benefits accrued through the effective date of termination, the Company shall pay to Executive’s estate the amounts set forth in Section 6(h). This section shall not affect entitlement of Executive’s estate or beneficiaries to death benefits under any benefit plan of the Company.

(b)    Disability. Should Executive become incapacitated due to a Disability, Executive shall continue to receive the Base Salary and other benefits up until such time as the Company terminates this Agreement pursuant to this Section 6(b). In the event of termination pursuant to this Section 6(b), in addition to payment of the Base Salary, Annual Bonus, Kellogg Reimbursement, unpaid Retention Award, and any other compensation and benefits accrued through the effective date of termination, the Company shall pay to Executive the amounts set forth in Section 6(h). Nothing in this section is intended to alter or amend Executive’s rights under any applicable workers’ compensation system.

(c)    Cause. In the event Executive is terminated for Cause, the Company’s total liability to Executive shall be limited to the payment of Executive’s Base Salary, Annual Bonus, Kellogg Reimbursement, and other compensation and benefits accrued through the effective date of termination.

(d)    Without Cause. If the Company terminates this Agreement without Cause, it must provide Executive with ninety (90) days’ prior written notice of intent to do so. In the event of termination pursuant to this Section 6(d), in addition to payment of Base Salary, Annual Bonus, Kellogg Reimbursement, unpaid Retention Award, and any other compensation and benefits accrued through the effective date of termination, the Company shall pay to Executive the amounts set forth in Section 6(h).

(e)    By Executive for Good Reason. Executive reserves the right to terminate this Agreement for Good Reason pursuant to this Section 6(e). In the event of termination pursuant to this Section 6(e), in addition to payment of Base Salary, Annual Bonus, Kellogg Reimbursement, unpaid Retention Award, and any other compensation and benefits accrued through effective date of termination, Company shall pay to Executive the amounts set forth in Section 6(h).

(f)    By Executive Without Good Reason. Executive reserves the right to terminate this Agreement for any reason other than Good Reason (or no reason) upon ninety (90) days’ prior written notice of intent to do so. In the event of termination of Executive’s employment under this Section 6(f), the Company shall pay Executive the Base Salary, Annual Bonus, Kellogg Reimbursement, and any other compensation and benefits accrued through the effective date of termination.

(g)    Change in Control. In the event of a Change in Control, Executive reserves the right to terminate this Agreement pursuant to this Section 6(g). In the event of termination pursuant to this Section 6(g), in addition to payment of Base Salary, Annual Bonus, Kellogg Reimbursement, unpaid Retention Award, and any other compensation and benefits accrued through effective date of termination, Company shall pay to Executive the amounts set forth in Section 6(h).

(h)    Severance. In the event this Agreement is terminated pursuant to Section 6(g) hereof, the Company shall pay to Executive an amount equal to four (4) times Executive’s Base Salary and Annual Bonus plus immediate vesting of all Restricted Stock Units, within thirty (30) days following the termination, subject to Executive signing the release agreement agreed to by Company and Executive attached hereto as Exhibit “A”. Further, in the event this Agreement is terminated pursuant to Sections 6(d) hereof either (i) within twenty-four (24) months of the Effective Date; or (ii) within eighteen (18) months following a Change in Control, the Company shall pay to Executive an amount equal to four (4) times Executive’s Base Salary and Annual Bonus plus immediate vesting of all Restricted Stock Units, within thirty (30) days following the termination, subject to Executive signing the release agreement agreed to by Company and Executive attached hereto as Exhibit “A”. In the event this Agreement is terminated pursuant to Sections 6(a), 6(b) or 6(e) hereof, the Company shall pay to Executive (or in the case of termination under Section 6(a), to Executive’s estate) an amount equal to three (3) times Executive’s Base Salary and Annual Bonus plus immediate vesting of all Restricted Stock Units, within thirty (30) days following the termination, subject to Executive signing the release agreement agreed to by Company and Executive attached hereto as Exhibit “A”. In the event this Agreement is terminated pursuant to Sections 6(d) hereof at a date later than twenty-four months following the Effective Date, the Company shall pay to Executive an amount equal to three (3) times Executive’s Base Salary and Annual Bonus plus immediate vesting of all Restricted Stock Units, within thirty (30) days following the termination, subject to Executive signing the release agreement agreed to by Company and Executive attached hereto as Exhibit “A”.

7.    PROPRIETARY INFORMATION

(a)    Executive acknowledges that the Company continually develops Confidential Information, that Executive may develop Confidential Information for the Company and that Executive has had and will have access to and has become and will become aware of and informed of Confidential Information during the course of employment. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business as of the date of Executive’s termination of employment (as evidenced by the entry of discussions, a letter of intent, or definitive agreement for any such purpose), one or more activities which constitute the business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, sales, manufacturing, marketing, and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

Executive shall comply with the policies and procedures of the Company adopted prior to or during the Term for protecting Confidential Information and shall not disclose and will not directly or indirectly make known, divulge, reveal, furnish, make available or use, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company, any Confidential Information. Executive understands that Executive’s obligations under this Section 7 shall continue to apply after the termination of Executive’s employment, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which (i) is generally known or readily available to the public at the time of disclosure, (ii) becomes generally known through no act on the part of Executive in breach of this Agreement or any other person known to Executive to have an obligation of confidentiality to the Company with respect to such information, (iii) is disclosed in furtherance of Executive’s duties under this Agreement, or (iv) restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Pursuant to 18 U.S.C. § 1833(b) (the Defend Trade Secrets Act of 2016), Executive acknowledges that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).

(b)    In the event that Executive is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), Executive shall, to the extent permitted by law, provide prompt notice of such Legal Requirement to the Company so that the applicable member of the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Executive agrees to take reasonable steps to assist the Company in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting the Company’s rights with respect to such Confidential Information.

(c)    All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall immediately return to the Company at the time Executive’s employment terminates all Documents then in Executive’s possession or control, without retaining any copies thereof.

(d)    If Executive creates, invents, designs, develops, contributes to, or improves any works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of his employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Notwithstanding the foregoing, the definition of Company Works does not include any works of authorship, inventions, intellectual property, materials, documents, or other work product developed (alone or jointly) by Executive (i) entirely on Executive’s own time and (ii) without the use of any equipment, supplies, facilities, trade secrets, Confidential Information, or other information of the Company, unless such work product (A) relates to the Company’s business or its actual or demonstrably anticipated research or development or (B) results from any work performed by Executive for the Company.

(e)    During the Term and thereafter, Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.     NON-DISPARAGEMENT

Executive hereby agrees, during the Term and thereafter, not to defame or disparage the company, its affiliates, and their respective directors, members, officers, or employees, and the company hereby agrees, during the term and thereafter, to prevent the then-current members of the Board from defaming or disparaging Executive. Executive hereby agrees to reasonably cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers, or employees. The Company hereby agrees to reasonably cooperate with Executive in refuting any defamatory or disparaging remarks made by any third party in respect of Executive.

9.    NON-COMPETITION; NON-SOLICITATION

Executive expressly recognizes and acknowledges that:

(a)    Reasonableness. Because (i) in order to perform Executive’s job, Executive will be provided and will otherwise have access to the Company’s confidential and proprietary information, including trade secrets, of special and particular value regarding the business of the Company at the inception of and during the period of Executive’s employment; (ii) Executive’s involvement in the management and operations of the Company and Executive’s future access to confidential and proprietary information regarding the Company make Executive’s services hereunder special, unique, and/or extraordinary; (iii) if any proprietary, confidential, or trade secrets information of the Company were imparted to or became known by any person engaging in a business in competition with that of the Company or for a current or former customer or client of the Company, hardship, loss, and irreparable injury and damage would result to the Company, the measurement of which would be difficult if not impossible to ascertain; and (iv) it is necessary for the Company to protect the goodwill of the Company from such damage, Executive hereby acknowledges and agrees that the below covenants (A) constitute a reasonable and appropriate means, consistent with the best interests of both Executive and the Company, to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and to protect them against such damage and (B) shall apply to and be binding upon Executive as provided herein.

(b)    In recognition and in consideration of the foregoing, and in consideration for this Agreement, Executive expressly covenants and agrees that during the Term and for the twelve (12)-month period thereafter (the “Restricted Period”):

(i)    Executive shall not in any way, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity, solicit, divert, take away, or attempt to take away any of the Company’s customers or the business or patronage of any such customers with whom Executive had direct or indirect contact while employed by the Company.

(ii)    Executive shall not in any way, directly or indirectly, for Executive or on behalf of or in connection with any other person or entity, solicit, entice, or recruit any of the Company’s employees for another entity or business, provided that public job postings shall not be deemed to violate this provision.

(iii)    Executive shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, as an owner, employee, officer, director, partner, investor, consultant, or otherwise, participate in any activities that are the same or similar in function or purpose to those Executive provided, managed, or supervised as an employee of the Company under this Agreement on behalf of any business, whether in corporate, proprietorship, or partnership form or otherwise, engaged in the business currently conducted by the Company, as conducted by the Company from the Effective Date through the date of Executive’s termination of employment, in any market in which the Company is conducting business as of the date of Executive’s termination of employment (a “Competing Business”). For purposes of this Section 9(b)(iii), Competing Business is defined to mean National Western Life Insurance Company, Pan American Life Insurance Company, and BMI (Best Meridian Life).

(iv)    Executive shall not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by this Section 9(b) if such activity were carried out by Executive either directly or indirectly.

(v)    The foregoing notwithstanding, nothing in this Section 9 shall be construed to limit or prohibit Executive from engaging in a business or activity that is dedicated to legal advice and representation to the extent that an individual must be a licensed attorney to provide the specific services.

10.    INJUNCTIVE RELIEF; ENFORCEABILITY

(a)    Executive acknowledges that damages resulting from the breach of the provisions of the restrictions in Section 9 (the “Restrictive Covenants”) may be difficult or impossible to calculate. In the event of a breach or threatened breach by Executive of the Restrictive Covenants, the Company shall be entitled to apply to any court of competent jurisdiction for any injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Company shall at all times retain its right to recover from Executive, or any other person or entity that may be held liable, its damages resulting from such breach.

(b)    If any Restrictive Covenant is held to be unenforceable because of the scope of such provision, including, without limitation, the duration of such provision, or the geographical area or the nature of the business covered thereby, it is the Parties’ express intention, and the Parties hereby agree, that the court or tribunal making such determination shall have the power to, and is hereby directed to, reduce the scope of such provision, and in its reduced form such provision shall then be enforceable. Executive acknowledges that the Restrictive Covenants constitute a material inducement, and a condition, to Executive to enter into this Agreement.

(c)    Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8, 9, and 10 hereof. Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information, and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which Executive is bound by these restraints; and will not otherwise impose an undue hardship on him. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, and 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants without having to post bond. The Parties further agree that, in the event that any provision of Sections 7, 8, 9, and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The length of the Restricted Period shall be extended by an amount of time equal to the period of time during which a violation of Sections 9(b)(i), 9 (b)(ii), 9(b)(iii), or 9(b)(iv) is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant). If, notwithstanding such provision, a court in any judicial proceeding refuses to enforce any of the separate covenants included herein, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

11.    CODE SECTION 280G

(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts that are subject to Section 409A of the Code and are required to be reduced by reason of this Section 11(a), all such amounts shall be reduced in the same proportions.

(b)    Any determination required under this Section 11 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.

12.    DISPUTE RESOLUTION

Except for claims seeking injunctive relief, Executive and Company agree that any dispute or controversy, regardless of its date of accrual, arising out of Executive’s employment with the Company, covered by this Agreement or arising out of, relating to, or concerning the interpretation, construction, performance, validity, enforceability or breach of this Agreement shall be mediated initially and, if mediation fails to result in a formal settlement of the dispute, then resolved by final and binding arbitration governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) (“FAA”). The statute of limitations shall be tolled during any mediation conducted pursuant to this agreement. Any mediation and arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”) then in effect, and in the case of any claim subject to arbitration, not by court or jury trial.

The mediation and arbitration shall be conducted within 20 miles of where Executive is or was last employed by the Company, unless the Parties agree otherwise in writing. The AAA Rules may be found at www.adr.org or by searching for “AAA Employment Arbitration Rules and Mediation Procedures” using a service such as www.Google.com.

This Section 12 applies to Executive and the Company and survives the termination of Executive’s employment with the Company. Except as it otherwise provides, this agreement also applies, without limitation, to disputes related to the application for employment, background checks, privacy, the employment relationship or the termination of that relationship, contracts, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, retaliation, discrimination or harassment and claims arising under the Fair Credit Reporting Act, Defend Trade Secrets Act, Civil Rights Act of 1964, 42 U.S.C. §1981, Rehabilitation Act, Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or the termination of employment (including without limitation torts and post-employment defamation or retaliation).

This agreement to arbitrate does not prevent Executive from filing a complaint or charge with the U.S. Department of Labor, Equal Employment Opportunity Commission, National Labor Relations Board or any other similar governmental agency. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) or other act of Congress are also excluded from the coverage of this Section 12. The Company shall be responsible for the mediator’s or arbitrator’s fees of any mediation or arbitration related to this Agreement. The Executive shall be entitled to attorneys’ fees and any other arbitration or dispute related expenses in connection with any dispute between the parties, including any dispute covered by this Section 12, should the arbitrator rule in favor of the Executive in connection with any such dispute. The arbitrator may award only those remedies that would have applied had the matter been heard in court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Either Executive or the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the grounds that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. Nothing contained in this Section 12 shall be construed to prevent or excuse Executive (either individually or in concert with others) or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this agreement is not intended to be a substitute for the utilization of such procedures.

This Section 12 is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement. In the event any portion of this Section 12 is deemed unenforceable, the remainder will be enforceable as if the unenforceable portions were never included herein.

13.    INDEMNIFICATION

The Company shall indemnify and hold Executive harmless for any and all liabilities, claims, fees, interest, demands, or costs arising out of Executive’s actions as an employee that are within the course and scope of his employment.

14.    ASSIGNMENT

This Agreement, and any rights and obligations hereunder, may not be assigned by either Party without the written consent of the other Party.

15.    SECTION 409A

The intent of the Parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code, Executive shall not be considered to have terminated employment until Executive has incurred a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from, or comply with, Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment made in accordance with the provisions of this Agreement.

16.    GENERAL

(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following electronic via fax or email delivery, or the third (3rd) business day after mailing by FedEx or UPS to:

To the Company:

Citizens, Inc.

2900 Esperanza Crossing

Austin, Texas 78758

Attn: Chairman of the Compensation Committee

Email: legal@citizensinc.com

To Executive:

At the address shown in the Company’s personnel records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)    Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

(c)    Entire Agreement. This document, together with the attachment hereto and all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the Parties related to the subject matter hereof and to the compensatory arrangements between the Company and Executive and supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, or prior drafts or representations by or between the Parties, written or oral.

(d)    Counterparts. This Agreement may be executed in separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

(e)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.

(g)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)    Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)    Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)    This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between Executive and the Company, the terms of this Agreement shall control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first above written.

“COMPANY”

By:	/s/ Grant Teaff
Grant Teaff, Compensation Committee Chairman

“EXECUTIVE”

/s/ Geoffrey M. Kolander
Geoffrey M. Kolander

Exhibit “A”

Form of Release

This Release (the “Release”) is entered into in connection with that certain Employment Agreement dated as of January 1, 2019 (the “Employment Agreement”) by and between Geoffery M. Kolander (“Executive”), on the one hand, and Citizens, Inc., a Colorado corporation (the “Company”), on the other hand (Company and Executive shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”), with respect to the following facts and circumstances:

WHEREAS, the Employment Agreement has been terminated under circumstances that require the Company to make certain payments to Executive as more specifically described in the Employment Agreement;

WHEREAS, as a condition to the receipt of such payment, Executive is required to execute this Release, the form of which has been previously reviewed and agreed upon by the Company and Executive.

NOW, THEREFORE, the Parties, intending to be legally bound and in consideration of the mutual covenants and other good and valuable consideration set forth below, voluntarily covenant and agree as follows:

1.

Release. For and in consideration of the payments required to be made by Company under the terms of the Employment Agreement and effective upon the receipt of such payments, Employee agrees to the following:

a.

Executive’s Release of Claims (“Release of Claims”): EXECUTIVE KNOWINGLY AND VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY, RELEASES, ACQUITS AND FOREVER DISCHARGES the Company (together with its affiliates, officers, directors and shareholders) with respect to any and all claims and potential causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Executive has or which could be asserted on Executive’s behalf by any other person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution (signing) of this Agreement. Executive understands and agrees that this Release of Claims includes, but is not limited to, the following:

i.

All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract; wrongful discharge; negligence; negligent hiring, supervision, or retention; false imprisonment; assault; battery; intentional infliction of emotional distress; defamation; slander; libel; fraud; invasion of privacy; breach of any covenants of good faith and fair dealing; loss or interference with any type of third-party relationship;

ii.

All claims and causes of action arising under any and all federal, state, or local statutes, laws, regulations, rules, or ordinances, including, without limitation, the Fair Labor Standards Act; the Texas Commission on Human Rights Act; Chapters 21 and 451 of the Texas Labor Code; the Texas Payday Law; the National Labor Relations Act; the Civil Rights Acts of 1866, 1964, and 1991; 42 U.S.C. §§ 1981 and 1983; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act (excluding claims or causes of action for vested benefits under a covered retirement plan); and all claims and causes of action for discrimination, harassment, or retaliation, including those which could have been alleged in any lawsuit or administrative charge, claim, or proceeding that could have been filed against the Company by Executive; and all claims under the Constitutions of the United States and/or the State of Texas;

iii.

All claims and causes of action for any types of damages, including, without limitation, lost wages; overtime, off-the-clock work (or any associated claims for liquidated damages or penalties), or bonuses; expenses; benefits; liquidated, punitive, exemplary, personal, compensatory, physical, mental, emotional, or property damages; interest; any other injury, loss, damage, or expense; or any other legal or equitable remedy of any kind whatsoever; and

iv.

All claims and causes of action arising out of or in any way connected with, directly or indirectly, Executive’s employment at Company, including, without limitation, Executive’s treatment by the Company, the terms and conditions of Executive’s employment; wages and/or benefits paid to Executive; and Executive’s separation from employment.

2.

Inclusive Listing of Actions: The Parties acknowledge and agree that the Release of Claims in Section 1 is intended only to be inclusive and not exclusive, and that the intent of Section 1 is to be as broad and comprehensive as possible so the Company shall never be held liable, directly or indirectly, to Executive for any claims or causes of action arising prior to the execution (signing) of this Agreement.

3.

Release Limitations: Executive and the Company expressly agree that this Agreement is not intended to conflict with or violate any law, rule, or regulation restricting the waiver of employee rights. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. Notwithstanding the foregoing, Executive waives the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Executive’s behalf regarding the claims released in this Agreement. Except as otherwise provided in this paragraph, Executive will not voluntarily participate in any judicial proceeding of any nature or description against the Company that in any way involves the allegations and facts that Executive could have raised against the Company as of the date of this Agreement.

4.

Persons Bound by Release/Nonassignment and Indemnification: Executive agrees that Section 1 and this section shall be binding on Executive, Executive’s spouse or significant other (if any), and Executive’s children, heirs, executors, administrators, successors, representatives, assigns, attorneys, and all other persons and entities in privity with Executive. Executive further represents that no claim or cause of action specifically released in this Agreement has been assigned or given to anyone else and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. Executive agrees to indemnify and hold harmless the Company from any further claim or suit (including attorneys’ fees and other expenses incurred in the defense of such claim or suit) by or on behalf of Executive, Executive’s spouse or significant other (if any), Executive’s children, heirs, executors, administrators, or any other person or entity in privity with Executive concerning any matter encompassed by this Agreement.

5.	Governing Law: Texas law shall govern the validity and interpretation of this Agreement insofar as federal law does not control.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date indicated below.

EXECUTIVE

Geoffery M. Kolander	Date Executed

Citizens, Inc., a Colorado corporation

Date Executed